Exhibit 99.1

SCHMITT INDUSTRIES ANNOUNCES INTENTION TO DELIST AND DEREGISTER ITS COMMON STOCK

PORTLAND, Ore, Feb. 04, 2020 (GLOBE NEWSWIRE) — Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced its intention to delist its common stock from the NASDAQ Stock Market (“NASDAQ”) and list on the OTC Pink Market. Shifting the listing allows Schmitt to save costs and focus resources on expanding its business units. Management and the board of directors are committed to maintaining transparency and accountability and, following the delisting, the Company will continue to file audited financials, disclose material news and report insider transactions. SMIT’s current shareholders will remain shareholders of the Company.

The Company has notified the NASDAQ of its intent to voluntarily delist its common stock from the NASDAQ. The Company currently anticipates that it will file with the Securities and Exchange Commission (the “SEC”) a Form 25 relating to the delisting of its common units on or about February 14, 2020 and anticipates that the delisting of its common stock is expected to be effective ten days thereafter. The purpose of the Form 25 filing is to affect the voluntary delisting from the NASDAQ of the Company’s outstanding common stock and the deregistration of the common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. After the effectiveness of the Form 25 filing, the Company also intends to file a Form 15 with the SEC, requesting the suspension of the Company’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act and the deregistration of its common stock under Section 12(g) of the Exchange Act. The Company expects its common stock to begin trading on the OTC Market’s Pink market under the Company’s current trading symbol “SMIT.” The Company does not expect the delisting to have any adverse effects on its business operations.

“Our Company incurs substantial costs associated with SEC registration and listing on the NASDAQ that are disproportionate to the size and nature of our businesses. After evaluating alternative markets, we concluded that moving to the OTC Pink market will allow our team to better focus its resources and capital while remaining committed to transparency and reporting. We will continue to reassess our listing position and retain the option of uplisting in the future,” commented Michael R. Zapata, Chairman and CEO.

The delisting of the common stock from the NASDAQ could impair the liquidity and market price of the common stock. Additionally, the delisting of the common stock from a national exchange could materially adversely affect the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of the common stock as a result of that delisting could adversely affect the Company’s ability to raise capital on terms acceptable to the Company, or at all. If the Company files Forms 15 and 25 and is successful in deregistering its common stock prior to the due date for its next periodic report, then the Company will no longer be required to file annual, periodic and current reports with the SEC.

This deregistration is considered a “Qualifying Event” for the purposes of certain restricted stock unit (“RSU”) awards to directors, executives and employees. For the purposes of this transaction, all individuals have waived the Qualifying Event provision, and this action will not trigger any RSU vesting.

Share Repurchases

On January 31, 2020, the Company entered into an agreement with former director David Hudson to initiate a cashless exercise for 64,166 of his options, whereby the Company will purchase 36,000 shares for $3.25 per share from Mr. Hudson to fund the exercise of his remaining 28,166 shares. This transaction is outside of the recently announced $2 million share repurchase plan (the “Plan”). To date, no shares have been repurchased under the Plan, which remains active.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908